Heska Reports Full-Year Revenue Growth (+15%) and $0.41 Per Share

Company Delivers Continued Growth and Profitability Due to

Best-in-Class Suite of Blood Analyzers and Expanded Direct and Indirect Sales Force

LOVELAND, CO, March 5, 2015 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its fourth quarter and 12 months ended December 1, 2014.

2014 Highlights:

•	Consolidated revenue for 2014 rose to a record of $89.8 million, up 15% from $78.3 million in 2013.
•	Gross profit for 2014 was up 17% to $35.7 million from $30.6 million in 2013.
•	Net income attributable to Heska Corporation in 2014 was $2.6 million, or 41 cents per diluted share, compared to a net loss of 1.2 million in 2013, or -21 cents per diluted share.
•	Heska ended 2014 with $5.9 million in cash, $189 thousand in short-term debt and $19.3 million in working capital.
•	On October 28, 2014 Henry Schein Animal Health partnered with Heska to become Heska's new and exclusive distributor of blood analyzers and related consumables.
•	Generally available customer release of Heska blood analyzer products through Henry Schein Animal Health began the second week of December.

Fourth Quarter 2014 Highlights:

•	Consolidated revenue for the fourth quarter of 2014 rose to a record of $24.3 million, up 3.5% from $23.5 million in the fourth quarter of 2013.
•	Gross profit for the fourth quarter of 2014 was down 3.5% to $10.0 million from $10.4 million in the fourth quarter of 2013.
•	Gross margin was 41.3% compared to 44.3% in the fourth quarter of 2013.
•	The Company reported net income attributable to Heska Corporation of $829 thousand, or 12 cents per diluted share, compared to net income attributable to Heska Corporation of $1.2 million in the fourth quarter of 2013, or 20 cents per diluted share.

“I am extremely proud of Heska and our 2014 annual results. Heska finished 2014 a much more focused and better positioned commercial force than at any time in our history. I expect Heska to compete for and to win market share and increased profits in 2015 and beyond,” commented Kevin Wilson, Heska's Chief Executive Officer and President. “2014 was a highly successful transition year in which Heska delivered exceptional financial results and, at the same time, replenished its stores of tactical, strategic, and financial power for the future. Each of our teams delivered. We got products right, with new introductions and substantial refreshes. These products grew Heska in 2014 and will continue to do so in 2015; I expect Heska to announce and to launch several new products in 2015. We got strategy right, by seizing immediate opportunities while nurturing long-term ones. These opportunities benefited Heska in 2014 and will continue to do so in 2015; I expect Heska to seize several meaningful opportunities in 2015. In 2014, Heska increased revenues, improved margins in key areas, implemented disciplined expense control, increased profits, and invested in many key initiatives that will yield fruit in 2015 and beyond.”

“In 2014, Heska transitioned away from dependence on the industry's more traditional and front-end loaded capital equipment sales model by fully deploying Heska's new 'Reset' and rental programs. These multiple period programs are investments in our business model that dampen short term results, in exchange for long-term, contracted, protected growth. I am proud to note that Heska delivered our record 2014 financial performance, even as we significantly expanded the use and promotion of these programs. I anticipate ever-wider adoption of this model in 2015.”

“The long-awaited leveling of the nationwide distribution playing field occurred in the fourth quarter of 2014. On October 28th, Heska signed a distribution agreement with Henry Schein Animal Health, the largest companion animal health distribution company in the United States. Henry Schein Animal Health will market and promote Heska's full line of blood analyzer instruments and consumables. Commercial general release of these Heska products through Henry Schein Animal Health began broadly in the second week of December. Early results have been impressive, and Heska enters 2015 with its largest pipeline of active, year-end opportunities on record.”

Financial Results

Full year 2014 revenue was $89.8 million, an increase of 14.7% compared to revenue of $78.3 million in 2013. In 2014, Core Companion Animal Health revenue grew 9.0% to $72.4 million from $66.4 million in 2013. Other Vaccines, Pharmaceuticals and Products revenue increased 46.5% to $17.5 million from $11.9 million in 2013. 2014 gross profit was $35.7 million, or 39.8% gross margin, compared with gross profit of $30.6 million, or 39.1% gross margin in 2013. Total 2014 operating expenses, including a $1.5 million charge for CEO and Executive Chair non-cash compensation related to 2014 employment agreements, were $32.8 million, or 36.5% of sales, compared with total operating expenses of $32.1 million, or 40.9% of sales in 2013. The Company reported 2014 operating income of $2.9 million, up from an operating loss of $1.4 million in 2013. Income before income taxes was $3.0 million in 2014, compared to a loss before taxes of $1.4 million in the prior year period. 2014 net income attributable to Heska Corporation, inclusive of a $1.3 million deferred tax expense, was $2.6 million, or $0.41 per diluted share, compared with 2013 net loss attributable to Heska Corporation of $1.2 million, inclusive of a $637 thousand deferred tax benefit, or $0.21 per diluted share.

Fourth quarter 2014 revenue was $24.3 million, up 3.5% as compared to $23.5 million in the fourth quarter of 2013. In the fourth quarter of 2014, Core Companion Animal Health revenue increased approximately 3.6% to $21.1 million from $20.4 million in the prior year period. The fourth quarter of 2013 was a particularly strong quarter for the Core Companion Animal Health segment. Other Vaccines, Pharmaceuticals and Products revenue increased approximately 2.5% to $3.2 million from $3.1 million in the fourth quarter last year. Gross profit was $10.0 million, or a 41.3% gross margin, in the fourth quarter of 2014 compared with gross profit of $10.4 million, or 44.3% gross margin, in the fourth quarter of 2013. The imaging-related revenue in the year-ago quarter was accompanied by exceptionally high gross profit margins. Heska Imaging US, LLC ended 2014 with a $1.4 million backorder, which the Company expects to generate approximately $400 thousand in operating income as the underlying products ship in early 2015.

Total operating expenses were $8.3 million, or 34.1% of sales, in the fourth quarter of 2014 compared with total operating expenses of $7.6 million, or 32.5% of sales, in the prior year period. During the fourth quarter of 2014, Heska had a non-cash expense of approximately $438 thousand related to performance-based restricted stock for the Company's Chief Executive Officer and President, resulting in higher than normal General and Administrative expenses.

The Company reported operating income of $1.8 million in the fourth quarter of 2014, compared to operating income of $2.8 million in the fourth quarter of 2013. Income before income taxes was $1.8 million in the fourth quarter of 2014, compared to $2.9 million in the prior year period. In the fourth quarter of 2014, net income attributable to Heska Corporation was $829 thousand, or $0.12 per diluted share, compared to net income attributable to Heska Corporation of $1.2 million, or $0.20 per diluted share, in the fourth quarter of 2013.

Balance Sheet

As of December 31, 2014, Heska had $5.9 million in cash and working capital of $19.3 million. Stockholders' equity increased to $53.1 million compared to $47.1 million as of December 31, 2013.

Investor Conference Call

Management will conduct a conference call on Thursday, March 5, 2015 at 9 a.m. MST (11 a.m. EST) to discuss the fourth quarter and full year 2014 financial results. To participate, dial (888) 481-2877 (domestic) or (719) 325-2463 (international); the conference call access number is 9689996. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until March 19, 2015. The telephone replay may be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international). The replay access number is 9689996.

About Heska

Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include blood testing instruments and supplies, digital imaging products, software and services, and single use products and services such as in-clinic heartworm diagnostic tests, heartworm preventive products, allergy immunotherapy products and allergy testing. The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes. Factors that could affect the business and financial results of Heska generally include the following: uncertainties related to Heska's ability to improve its profitability through a distribution relationship; uncertainties related to Heska's ability to compete successfully as compared to Heska's competitors for the time, energy and focus of a given distributor's employees, which will tend to increase sales; uncertainties related to the expected commercial acceptance of any new product; uncertainties related to the ability of Heska to successfully market, sell and distribute products or increase revenues; risks related to Heska's reliance on third-party suppliers, which is significant; risks related to Heska's reliance on third parties for development of new products; competition; uncertainties related to the success of research and development activities; risks related to third-party perceptions of Heska's production processes, whether required by regulation or not; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2014	2013	2014
Revenue:
Core companion animal health	$20,389	$21,131	$66,404	$72,354
Other vaccines, pharmaceuticals and products	3,115	3,192	11,935	17,483
Total revenue, net	23,504	24,323	78,339	89,837

Cost of revenue	13,100	14,281	47,707	54,122

Gross profit	10,404	10,042	30,632	35,715

Operating expenses:
Selling and marketing	4,874	4,746	19,428	19,159
Research and development	303	330	1,500	1,414
General and administrative	2,472	3,212	11,134	12,231
Total operating expenses	7,649	8,288	32,062	32,804
Operating income (loss)	2,755	1,754	(1,430)	2,911
Interest and other (income) expense, net	(171)	(8)	(37)	(39)
Income (loss) before income taxes	2,926	1,762	(1,393)	2,950
Income tax expense (benefit):
Current tax expense (benefit)	112	(66)	183	47
Deferred tax expense (benefit)	916	749	(637)	1,304
Total income tax expense (benefit)	1,028	683	(454)	1,351
Net income (loss)	$1,898	$1,079	$(939)	$1,599
Net income (loss) attributable to non-controlling interest	721	250	257	(1,004)
Net income (loss) attributable to Heska Corporation	1,177	829	(1,196)	2,603

Basic net income (loss) per share attributable to Heska Corporation	$0.20	$0.14	$(0.21)	$0.44
Diluted net income (loss) per share attributable to Heska Corporation	$0.20	$0.12	$(0.21)	$0.41

Weighted average outstanding shares used to compute basic net income (loss) per share attributable to Heska Corporation	5,837	6,016	5,755	5,951
Weighted average outstanding shares used to compute diluted net income (loss) per share attributable to Heska Corporation	5,895	6,668	5,755	6,409

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2013	December 31, 2014
Cash and cash equivalents	$6,016	$5,855
Total current assets	33,911	34,400
Note receivable – related party	1,407	1,466
Total assets	93,553	96,844
Line of credit	4,798	48
Other short-term borrowings, including current portion of long-term note payable	132	141
Total current liabilities	17,706	15,052
Long-term note payable, net of current portion	369	227
Non-controlling interest	13,659	15,679
Public Common Stock subject to redemption	3,405	—
Stockholders' equity	47,116	53,132

###